UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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CUMULUS MEDIA INC.

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Cumulus Media Inc.

Annual Meeting of Stockholders
May 5, 2010

Notice of Meeting and Proxy Statement

CUMULUS MEDIA INC.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 5, 2010

To the Stockholders of Cumulus Media Inc.:

The 2010 Annual Meeting of Stockholders of Cumulus Media Inc., a Delaware corporation (the “Company”) will be held at 3280 Peachtree Road, N.W., Atlanta, Georgia 30305, in the Boardroom located on the 23rd floor, on May 5, 2010 at 9:00 a.m., local time, for the following purposes:

(1) to reelect Ralph B. Everett and Eric P. Robison as directors for a one-year term;

(2) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010; and

(3) to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only holders of record of shares of the Company’s Class A Common Stock or Class C Common Stock at the close of business on March 12, 2010, are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof. A list of such stockholders will be open for examination by any stockholder at the time and place of the meeting.

Holders of a majority of the outstanding voting power represented by the shares of the Company’s Class A Common Stock and Class C Common Stock, voting together as a single class, must be present in person or by proxy in order for the meeting to be held. Therefore, we urge you to date, sign and return the accompanying proxy card in the enclosed envelope whether or not you expect to attend the annual meeting in person. If you attend the meeting and wish to vote your shares personally, you may do so by validly revoking your proxy at any time prior to the voting thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 5, 2010

The proxy statement and the annual report on Form 10-K for the year ended December 31, 2009 are available at: www.cumulus.com/investors.aspx

Lewis W. Dickey, Jr.
Chairman, President and Chief Executive Officer

April 5, 2010

CUMULUS MEDIA INC.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305

April 5, 2010

PROXY STATEMENT

GENERAL MATTERS

Date, Time and Place for the Annual Meeting

We are furnishing this proxy statement to the holders of our Class A Common Stock and our Class C Common Stock in connection with the solicitation of proxies by our Board of Directors for the annual meeting of stockholders to be held on Wednesday, May 5, 2010, at 9:00 a.m., local time, at 3280 Peachtree Road, N.W., Atlanta, Georgia 30305 in the Boardroom located on the 23rd floor, or any adjournment or postponement of that meeting. A proxy statement is a document that regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to vote your shares of stock by proxy. At the meeting, stockholders will be asked to consider and vote on the items of business listed and described in this proxy statement. This proxy statement and the accompanying proxy card are being sent to our stockholders commencing on or about April 5, 2010.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote

All holders of record of our Class A Common Stock and our Class C Common Stock at the close of business on March 12, 2010, referred to as the record date, are entitled to notice of, and to vote at, the annual meeting. The presence, in person or by proxy, of holders of a majority of the voting power represented by outstanding shares of our Class A Common Stock and our Class C Common Stock, voting together as a single class, is required to constitute a quorum for the transaction of business.

Abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a bank or broker) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on the election of directors, but may vote their clients’ shares on the ratification of the appointment of the independent auditors.

A list of stockholders of record will be available for examination at the annual meeting. As of the record date, there were 35,162,511 shares of our Class A Common Stock outstanding and 644,871 shares of our Class C Common Stock outstanding.

Voting Rights; Vote Required for Approval

Holders of our Class A Common Stock are entitled to one vote for each share of Class A Common Stock held as of the record date. Holders of our Class C Common Stock are entitled to ten votes for each share of Class C Common Stock held as of the record date. Holders of shares of our Class A Common Stock and our Class C Common Stock will vote together as a single class on the matters to be voted upon at the annual meeting.

The directors will be selected by a plurality of the votes cast and, as a result, abstentions, withheld votes and broker non-votes will have no effect on the outcome of the election of the directors.

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the appointment of our independent registered public accounting firm for 2010. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the proposal to ratify the appointment of our independent registered public accounting firm.

Voting and Revocation of Proxies

A proxy card for you to use in voting accompanies this proxy statement. Subject to the following sentence, all properly executed proxies that are received prior to, or at, the annual meeting and not revoked will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR the election of the individuals nominated to serve as directors and FOR ratification of the appointment of PricewaterhouseCoopers LLP.

If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by attending the annual meeting and voting in person. In addition, you may revoke any proxy you give at any time before the annual meeting by delivering a written statement revoking the proxy, or by delivering a duly executed proxy bearing a later date, to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, so that it is received prior to the annual meeting, or at the annual meeting itself. If you have executed and delivered a proxy to us, your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

Other Matters

Except for the votes on the proposals described in this proxy statement, no other matter is expected to come before the annual meeting. If any other business properly comes before the annual meeting, the persons named in the proxy will vote in their discretion to the extent permitted by law.

PROPOSALS YOU MAY VOTE ON

1. Election of Directors

Our Board of Directors is currently comprised of four members. Pursuant to our certificate of incorporation, at the 2010 annual meeting of stockholders, those directors whose terms expire at that meeting (or such directors’ successors) will be elected to hold office for a one-year term expiring at the 2011 annual meeting of stockholders. Three directors are currently in a term of office that will expire at this annual meeting.

As described under “Members of the Board of Directors,” pursuant to a voting agreement with the holders of our Class C Common Stock, one of our directors, Robert H. Sheridan, III, has been designated to serve as a director by one of our principal stockholders, BA Capital Company, L.P. (“BA Capital”). The holders of our Class C Common Stock, voting as a single class, are obligated under the voting agreement to elect Mr. Sheridan to our Board. Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer and the holder of all outstanding shares of our Class C Common Stock, has informed us that in accordance with the terms of the voting agreement, he intends to vote all of his shares of Class C Common Stock to reelect Mr. Sheridan. The holders of our Class A Common Stock are not entitled to vote for the BA Capital director designee.

Messrs. Everett and Robison have been nominated for reelection by our Board, upon the recommendation of a majority of our independent directors. Accordingly, our Board urges you to vote FOR the reelection of the nominees for director. If reelected, Messrs. Everett and Robison would serve until the 2011 annual meeting of stockholders or until each is succeeded by another qualified director who has been elected.

Detailed information about Messrs. Everett, Robison and Sheridan is provided in “Members of the Board of Directors” elsewhere in this proxy statement. Our Board has no reason to believe that these individuals will be unable to serve as directors. If for any reason these individuals become unable to serve, the persons named in the proxy will vote for the election of such other persons as our Board may recommend.

Your Board recommends a vote FOR the election of the nominees for Director.

2. Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is required by law and applicable listing standards of the NASDAQ Global Select Market to be directly responsible for the appointment, compensation, and retention of our independent registered public accounting firm.

On June 17, 2008, following an extensive review and request-for-proposal process, the Audit Committee determined not to renew its engagement of KPMG LLP as our independent auditors and dismissed them as our independent auditors. The Audit Committee appointed PricewaterhouseCoopers LLP as our independent auditors beginning with the fiscal year ending December 31, 2008, commencing on June 17, 2008.

KPMG LLP’s audit reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

•	KPMG LLP’s report on our consolidated financial statements as of and for the year ended December 31, 2006 contained a separate paragraph stating that “As discussed in Note 1 to the consolidated financial statements effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment.” KPMG LLP’s report on our consolidated financial statements as of and for the year ended December 31, 2007 contained separate paragraphs stating that “As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment.” and “As discussed in Note 1 to the consolidated financial statements, effective January 1, 2007, the Company adopted the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.”

•	KPMG LLP’s reports on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG LLP’s 2006 report indicated that we did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness, as further described below.

During the two most recent fiscal years ended December 31, 2007, and through June 23, 2008, there were no: (1) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the subject matter of the disagreement(s) in connection with its reports, or (2) “reportable events” as defined in Regulation S-K, Item 304(a)(1)(v); except that in our annual report on Form 10-K for the year ended December 31, 2006, management concluded in its report, and KPMG LLP concurred, that our internal control over financial reporting as of December 31, 2006 was not effective as a result of a material weakness (at that time, management concluded that we did not maintain sufficient, adequately trained personnel in our corporate accounting function). We authorized KPMG LLP to respond fully to any inquiries from PricewaterhouseCoopers LLP regarding this matter.

KPMG LLP was provided with a copy of the above disclosures and was requested to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A letter from KPMG LLP confirming such agreement was attached as Exhibit 16.1 to our current report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2008.

During the two fiscal years ended December 31, 2007 and through June 17, 2008, we did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and urges you to vote FOR ratification of the appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since June 17, 2008. While stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement on behalf of the firm if they desire to do so, and to respond to appropriate questions from stockholders.

Auditor Fees and Services

Audit Fees

PricewaterhouseCoopers LLP billed us $571,025, in the aggregate, for professional services rendered to audit our annual financial statements for the fiscal year ended December 31, 2009, to evaluate the effectiveness of our internal control over financial reporting as of December 31, 2009, and to review the interim financial statements included in our quarterly reports on Form 10-Q filed in 2009. PricewaterhouseCoopers LLP billed us $759,650, in the aggregate, for audit services rendered in 2008.

KPMG LLP, our former independent registered public accounting firm, including for the fiscal years ended December 31, 2006 and 2007, billed us $83,290, in the aggregate for audit services rendered in 2008.

Audit Related Fees

PricewaterhouseCoopers LLP did not render audit related services in 2009 and 2008.

KPMG LLP did not bill us for acquisition-advisory services and tender offer-advisory services in 2008.

Tax Fees

PricewaterhouseCoopers LLP billed us $150,000, in the aggregate for tax consulting and tax return preparation services during 2009. PricewaterhouseCoopers LLP billed us $45,211, in the aggregate, for tax consulting and tax return preparation services during 2008.

KPMG LLP billed us $11,337, in the aggregate, for tax consulting and tax return preparation services during 2008.

All Other Fees

PricewaterhouseCoopers LLP billed us $2,400 for access to its on-line research library during each of 2009 and 2008.

KPMG LLP did not bill us for any other fees during 2008.

Policy on Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The policy of the Audit Committee is to require pre-approval of all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the fiscal year. The

Audit Committee regularly considers all non-audit fees when reviewing the independence of our independent registered public accounting firm.

Your Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board of Directors is elected by our stockholders to oversee management and to assure that the long-term interests of our stockholders are being served. The primarily role of the Board is to maximize stockholder value over the long term. Our business is conducted by our employees, managers and officers under the direction of the Chief Executive Officer and the oversight of the Board.

The Board of Directors held five meetings during 2009. Each director attended at least 75% of the meetings of the Board and the committees on which he served, except for Eric P. Robison, who attended 70% of such meetings.

Director Independence

Our Board of Directors has reviewed the standards of independence for directors established by applicable laws and regulations, including the current listing standards of the NASDAQ Global Select Market (the “NASDAQ Rules”), and has reviewed and evaluated the relationships of directors with us and our management. Based upon this review and evaluation, our Board has determined that none of the current non-employee members of the Board has a relationship with us or our management that would interfere with such directors’ exercise of independent judgment, and that each non-employee member of the Board — Messrs. Everett, Robison and Sheridan — is an independent director.

Board Leadership Structure

Lewis W. Dickey, Jr. serves as our Chairman, President and Chief Executive Officer. Our Board of Directors believes that Mr. L. Dickey’s service as both Chairman of the Board and Chief Executive Officer is in our and our stockholders’ best interests. He has extensive experience in radio broadcasting, is viewed as a leader in the industry, and possesses detailed and in-depth knowledge of the issues, opportunities and challenges that we face. Our Board believes that he is, therefore, best positioned to develop agendas that ensure that our Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and suppliers, as well as to the investment community and the capital markets, particularly given the turbulent economic conditions and changes within the industry.

Given its relatively small size, our Board has not found a need to designate one of the three independent directors as a “lead independent director,” but instead believes that, at this time, each of the three independent directors (two of whom serve as Chairman of the two standing Board committees and each of whom serve as members of both of such committees) is able to be fully and effectively engaged in all issues relevant to the Board, and, to date, has viewed the creation of a “lead independent director” as unnecessary. This structure has, in the Board’s view, provided for a highly conducive atmosphere for directors to exercise their responsibilities and fiduciary duties, and to enjoy adequate opportunities to thoroughly deliberate matters before the Board and to make informed decisions. Our Board believes that this approach appropriately and effectively complements the combined Chairman/Chief Executive Officer structure. As a consequence, the Board has determined that no significant benefit would be realized by separating the roles of Chairman and Chief Executive Officer.

Although our Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, our Board has not established this approach as policy, and will routinely review its determination as circumstances dictate and from time to time.

Committees of the Board

The Board has an Audit Committee and a Compensation Committee. All members of each Committee are non-employee, independent directors.

The Audit Committee.  The purpose of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities with respect to: (i) our accounting, reporting and oversight practices; (ii) our compliance with legal and regulatory requirements; (iii) our independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our independent registered public accounting firm’s, and our own internal, audit function. The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements on behalf of our Board. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm’s (including resolution of any disagreements between our management and independent registered public accounting firm’s regarding financial reporting), and our independent registered public accounting firm’s report directly to the Audit Committee.

The Audit Committee met seven times in 2009. The current members of the Audit Committee are Robert H. Sheridan, III (Chairman), Ralph B. Everett, and Eric P. Robison, none of whom is an employee of ours. Our Board has determined that each Audit Committee member is “independent,” as such term is defined under the rules of the SEC and the NASDAQ Rules applicable to audit committee members, and meets the financial literacy requirements of the NASDAQ Rules. None of the aforementioned members has participated in the preparation of the financial statements of Cumulus or its subsidiaries at any time during the past three years. Our Board has determined that Mr. Sheridan (1) is an “audit committee financial expert,” as such term is defined under the rules of the SEC, and (2) meets the NASDAQ Rules’ professional experience requirements.

The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, and the NASDAQ Rules. A copy of our Audit Committee charter is available on our corporate website, at www. cumulus.com.

The Compensation Committee.  The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and equity-based compensation for our executive officers. The Compensation Committee met one time in 2009. The current members of the Compensation Committee are Eric P. Robison (Chairman), Ralph B. Everett and Robert H. Sheridan, III, each of whom is “independent,” as such term is defined under the NASDAQ Rules.

The Compensation Committee does not have a formal charter. Our Board has delegated to the Compensation Committee the following areas of responsibilities:

•	performance evaluation, compensation and development of our executive officers;

•	establishment of performance objectives under the Company’s short- and long-term incentive compensation arrangements and determination of the attainment of such performance objectives; and

•	oversight and administration of benefit plans.

The Compensation Committee generally consults with management in addressing executive compensation matters. The parameters for the compensation of our Chief Executive Officer is largely established by his employment agreement, which were developed in 2006 with the assistance of a compensation consultant, and the compensation of the other executive officers is determined after taking into account compensation recommendations made by the Chief Executive Officer. Our Chief Executive Officer, based on the performance evaluations of the other executive officers, recommends to the Compensation Committee compensation for those executive officers. The executive officers, including our Chief Financial Officer, also provide recommendations to the Compensation Committee from time to time regarding key business drivers included in compensation program designs, especially incentive programs, which may include defining related measures and explaining the mutual influence on or by other business drivers and the accounting and tax treatment relating to certain awards. Our Chief Executive Officer also provides regular updates to the Compensation Committee regarding current and anticipated performance outcomes, including the impact on executive compensation. The Compensation Committee has the authority to retain compensation consultants from time to time as it deems appropriate.

Risk Oversight

Our Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the full Board, as further described below. Given the small size of the Board, the Board feels that this structure for risk oversight is appropriate (except for those risks that require risk oversight by independent directors only) and, as all independent directors serve on each of the Board’s standing committees, each independent director has full access to all available information for risks that may affect us.

The Audit Committee is specifically charged with discussing risk management (primarily financial and internal control risk), and receives regular reports from management (including legal and financial representatives), independent auditors, internal audit and outside legal counsel on risks related to, among others, our financial controls and reporting, covenant compliance risk and risks related to interest-rate hedging. The Compensation Committee reviews risks related to compensation and makes recommendations to the Board with respect to whether the Company’s compensation policies are properly aligned to discourage inappropriate risk-taking, and is regularly advised by management (including legal and financial representatives) and outside legal counsel. In addition, the Company’s management, including the General Counsel, regularly communicates with the Board to discuss important risks for their review and oversight, including regulatory risk, and risks stemming from periodic litigation or other legal matters in which we are involved. Finally, our Board believes that our Board leadership structure of a combined Chairman and Chief Executive Officer allows for quick and definitive assessment of issues that should be brought to the Board’s attention.

Nomination Process

Our Board does not have a standing nominating committee. Due to the small size of our Board and the historically low turnover of its members, we do not currently foresee the need to establish a separate nominating committee or to adopt a charter to govern the nomination process. Similarly, we do not have a formal process for identifying and evaluating nominees for director. Generally, director candidates have been first identified by evaluating the current members of our Board whose term will be expiring at the next annual meeting and who are willing to continue in service. If a member whose term is expiring no longer wishes to continue in service, or if our Board decides not to re-nominate such member, our Board would then determine whether to commence a search for qualified individuals meeting the criteria discussed below. To date, we have not engaged third parties to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

In accordance with Board policy and the NASDAQ Rules, nominees for director (other than Robert H. Sheridan, III, who is nominated pursuant to certain contractual rights held by one of our stockholders) must either be (1) recommended by a majority of the independent directors for selection by our Board or (2) discussed by the full Board and approved for nomination by the affirmative vote of a majority of our Board, including the affirmative vote of a majority of the independent directors.

Historically, we have not had a formal policy with regard to the consideration of director candidates recommended by our stockholders. To date, our Board has not received any recommendations from stockholders requesting that it consider a candidate for inclusion among our Board’s slate of nominees in our proxy statement, other than pursuant to the exercise of the aforementioned contractual rights. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received, or will not be considered, if one is received in the future. Our Board will give consideration to the circumstances in which the adoption of a formal policy would be appropriate.

Our Board evaluates all candidates based upon, among other factors, a candidate’s financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder, “independence” (for purposes of compliance with the rules of the SEC and the NASDAQ Rules), and willingness, ability and availability for service. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Board may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Board considers diversity as it deems appropriate in this context (without having a formal diversity policy), given our current needs and the current needs of the Board to maintain a balance of knowledge, experience and capability. When considering diversity, the Board considers diversity as one factor, of no greater or lesser importance than other factors and considers diversity in a broad context of race, gender, age, business experience, skills, international experience, education, other board experience and other relevant factors.

Our bylaws provide for stockholder nominations to our Board, subject to certain procedural requirements. To nominate a director to our Board, you must give timely notice of your nomination in writing to our Corporate Secretary, not later than 90 days prior to the anniversary date of the annual meeting of stockholders in the preceding year. All such notices must include (1) your name and address, (2) a representation that you are one of our stockholders, and will remain so through the record date for the upcoming annual meeting, (3) the class and number of shares of our common stock that you hold (beneficially and of record), and (4) a representation that you intend to appear in person or by proxy at the upcoming annual meeting to make the nomination. You must also provide information on your prospective nominee, including such person’s name, address and principal occupation or employment, a description of all arrangements or understandings between you, your prospective nominee and any other persons (to be named), the written consent of the prospective nominee, and such other information as would be required to be included in a proxy statement soliciting proxies for the election of your prospective nominee.

MEMBERS OF THE BOARD OF DIRECTORS

Directors Nominated for Reelection to Serve until the 2011 Annual Meeting

Ralph B. Everett, age 58, has served as one of our directors since July 1998. Since January 2007, Mr. Everett has served as the President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a national, nonprofit research and public policy institution located in Washington, D.C. Prior to 2007, and for more than eighteen years, Mr. Everett had been a partner with the Washington, D.C. office of the law firm of Paul, Hastings, Janofsky & Walker LLP, where he headed the firm’s Federal Legislative Practice Group. He had previously worked in the U.S. Senate for more than a decade, including serving as a staff director and chief counsel of the Committee on Commerce, Science and Transportation. In 1998, Mr. Everett was appointed by President Clinton as United States Ambassador to the 1998 International Telecommunication Union Plenipotentiary Conference and in the same year, he led the U.S. delegation to the Second World Telecommunication Development Conference in Malta, joining participants from more than 190 nations. He is also a member of the Board of Visitors of Duke University Law School and serves on the boards of Connection Nation and Independent Sector.

Mr. Everett possesses an extensive legal background, particularly in FCC/radio broadcasting matters, as evidenced by his various legal and advisory positions held during his career. In addition, Mr. Everett’s management experience as a chief executive officer of a public policy institution focused on political and economic matters provides a valuable perspective to our Board, and enables Mr. Everett to provide value in the oversight of the Company through his service on the Audit Committee and the Compensation Committee.

Eric P. Robison, age 50, has served as one of our directors since August 1999. Mr. Robison is currently the President and Chief Executive Officer of Lynda.com, an Internet-based software and education training company. From 2002 to 2008, he was President of IdeaTrek, Inc., a company that provides business consulting services. From 1994 to 2002, Mr. Robison worked for Vulcan Inc., the holding company that manages all personal and business interests for investor Paul G. Allen, as Vice President, Business Development, managing various projects and investigating investment opportunities. He also has experience serving as a director of other publicly traded companies in various industries in the United States.

Mr. Robison brings to our Board substantial corporate management experience through his high-level positions at technology, business services and training companies, as well as past experience on boards of directors, including CNET Networks. Mr. Robison has particular skill and experience in business development and investments and acquisitions, and particularly in connection with internet initiatives and related ventures, all of which is useful given our business strategy, and provides value in the oversight of the Company through his service on the Audit Committee and as Chairman of the Compensation Committee.

Robert H. Sheridan, III, age 47, has served as one of our directors since July 1998. Mr. Sheridan has served as a Senior Vice President and Managing Director, and now serves as Managing Director and Co-Head of the Americas, for BAML Capital Partners (“BAMLCP”), the private equity and mezzanine group within Bank of America Corporation, since January 1998, and is a Senior Vice President and Managing Director of BA Capital, which was formerly known as NationsBanc Capital Corp. He has an economic interest in the entities comprising the general partners of two of our principal stockholders, Banc of America Capital Investors SBIC, L.P. (“BACI”) and BA Capital. He was a Director of NationsBank Capital Investors, the predecessor of BAMLCP, from January 1996 to January 1998.

Mr. Sheridan’s expertise in a variety of financial matters, in private equity and in capital markets and acquisition transactions, makes him a valuable member of our Board, and enhances the value of his service as Chairman of the Audit Committee, and a member of the Compensation Committee. Mr. Sheridan’s significant experience as a senior-level private equity professional provides a solid platform for him to advise and consult with our Board on financial, strategic and acquisition-related matters.

Pursuant to our certificate of incorporation and a voting agreement entered into by Cumulus, BA Capital (through its predecessor entity) and the holders of our Class C Common Stock, the holders of our Class C Common Stock have the right, voting as a single class, to elect one director to our Board, referred to as the Class C Director, and such stockholders are obligated to elect a person designated by BA Capital to serve as such director. The rights and obligations under the voting agreement shall continue until such time that BA Capital, together with its affiliates, no longer own at least 50% of the number of shares of our common stock as BA Capital held on June 30, 1998. At such time, the term of the Class C Director, and the right of the holders of our Class C Common Stock to elect the Class C Director, shall terminate. Mr. Sheridan has served as BA Capital’s designee for such position since July 1998.

Continuing Director with a Term Expiring at the 2011 Annual Meeting

Lewis W. Dickey, Jr., age 48, has served as our Chairman, President and Chief Executive Officer since December 2000, and as a Director since March 1998. Mr. L. Dickey was one of our founders and initial investors, and served as our Executive Vice Chairman from March 1998 to December 2000. Mr. L. Dickey is a nationally regarded expert on radio strategy and the author of The Franchise-Building Radio Brands, published by the National Association of Broadcasters (the “NAB”), one of the industry’s leading texts on competition and strategy. Mr. L. Dickey also serves as a member of the NAB’s Radio Board of Directors. He holds Bachelor of Arts and Master of Arts degrees from Stanford University and a Master of Business Administration degree from Harvard University. Mr. L. Dickey is the brother of John W. Dickey, our Executive Vice President and Co-Chief Operating Officer.

Mr. L. Dickey has over 26 years of experience in the radio broadcasting industry in a variety of strategic, operational and financing areas. As a founder of Cumulus, Mr. L. Dickey was instrumental in our development and growth. His service as our Chairman and Chief Executive Officer over the past nine years has resulted in his having a unique level of knowledge of the opportunities and challenges associated with our business. Among other things, he brings to our Board his extensive background in station acquisition, integration and management. Mr. L. Dickey’s familiarity with us, our industry and various market participants makes him uniquely qualified to lead and advise the Board as Chairman.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Any matter intended for our Board, or for any individual member or members of our Board, should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, with a request to forward the same to the intended recipient. In the alternative, stockholders may direct correspondence to our Board to the attention of the chairman of the Audit Committee of the Board, in care of Richard S. Denning, Corporate Secretary, at our principal executive offices. All such communications will be forwarded unopened.

We do not have a formal policy regarding attendance by directors at our annual meetings, but we encourage all incumbent directors, as well as all nominees for election as director, to attend the annual meeting. All incumbent directors and nominees attended last year’s annual meeting of stockholders, either in person or telephonically.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information concerning the beneficial ownership of our common stock as of March 12, 2010 (unless otherwise noted) by (1) each of our directors and each of our other executive officers who were employed as of December 31, 2009, (2) all of our directors and executive officers as a group, and (3) each person known to us to own beneficially more than 5% of any class of our common stock.

	Class A Common		Class B Common		Class C Common
	Stock		Stock(1)		Stock(1)(2)		Percentage
	Number of		Number of		Number of		of Voting
Name of Stockholder	Shares	Percentage	Shares	Percentage	Shares	Percentage	Control

Banc of America Capital Investors SBIC, L.P.(3)	821,568	2.3%	4,959,916	85.4%	—	—	2.0%
BA Capital Company, L.P.(3)	853,584	2.4%	849,275	14.6%	—	—	2.1%
Lewis W. Dickey, Sr.(4)	9,759,155	27.8%	—	—	644,871	100%	39.0%
Dimensional Fund Advisors LP(5)	2,897,597	8.2%	—	—	—	—	7.0%
Wallace R. Weitz & Company(6)	2,028,600	5.8%	—	—	—	—	4.9%
Lewis W. Dickey, Jr.(7)	9,759,155	27.8%	—	—	644,871	100%	39.0%
John W. Dickey(8)	1,894,775	5.4%	—	—	—	—	4.6%
Joseph P. Hannan	—	—	—	—	—	—	—
Jon G. Pinch(9)	177,415	*	—	—		—	*
Robert H. Sheridan, III(10)	22,258	*	—	—	—	—	*
Ralph B. Everett	24,797	*	—	—	—	—	*
Eric P. Robison	37,049	*	—	—	—	—	*
All directors and executive officers as a group (7 persons)	11,915,511	33.9%	—	—	644,871	100%	44.1%

*	Indicates less than one percent.

(1)	Except upon the occurrence of certain events, holders of Class B Common Stock are not entitled to vote, whereas each share of Class A Common Stock entitles its holder to one vote and, subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class B Common Stock is convertible at any time, or from time to time, at the option of the holder of the Class B Common Stock (provided that the prior consent of any governmental authority required to make the conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock or Class C Common Stock on a share-for-share basis; provided that our Board has determined that the holder of Class A Common Stock at the time of conversion would not disqualify us under, or violate, any rules and regulations of the FCC.

(2)	Subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class C Common Stock is convertible at any time, or from time to time, at the option of the holder of the Class C Common Stock (provided that the prior consent of any governmental authority required to make such conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock on a share-for-share basis; provided that our Board has determined that the holder of Class A Common Stock at the time of conversion would not disqualify us under, or violate, any rules and regulations of the FCC. In the event of the death of Mr. L. Dickey or in the event he becomes disabled and, as a result, terminates his employment with us, each share of Class C Common Stock held by him, or any party related to or affiliated with him, will be automatically be converted into one share of Class A Common Stock.

(3)	The address of BA Capital Company, L.P. and Banc of America Capital Investors, SBIC, L.P. is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255. Includes options to purchase 10,000 shares of Class A Common Stock granted to BA Capital Company, L.P. in connection with its designation of a member to serve on our Board and exercisable within 60 days.

This information is based in part on a Schedule 13 D/A filed on July 23, 2007 and in part on Form 4s filed on January 2, 2009.

(4)	Represents (i) direct ownership of 884,000 shares of Class A Common Stock; (ii) indirect beneficial ownership of 6,215,679 shares of Class A Common Stock registered in the name of the Lewis W. Dickey, Sr. Revocable Trust, by virtue of his position as trustee; and (iii) in accordance with Regulation 13D of the Exchange Act, indirect beneficial ownership of 2,659,476 shares of Class A Common Stock and 644,871 shares of Class C Common Stock beneficially owned by his son, Lewis W. Dickey, Jr. (see footnote 9). Mr. L. Dickey, Sr. disclaims beneficial ownership of all of the shares owned or controlled by Mr. L. Dickey, Jr. The address of Lewis W. Dickey Sr. and the Lewis W. Dickey, Sr. Revocable Trust is 11304 Old Harbor Road, North Palm Beach, Florida 33408. The information for Mr. L. Dickey, Sr. and the Lewis W. Dickey, Sr. Revocable Trust is based on a Form 4/A filed on January 27, 2009.

(5)	The address of Dimensional Fund Advisors LP is Palisades West Building One 6300 BeeCave Road, Austin, Texas 78746. This information is based on a Schedule 13G/A filed on February 8, 2010.

(6)	The address of Wallace R. Weitz & Company is 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124. This information is based on a Schedule 13G filed on January 13, 2010.

(7)	Represents (i) direct ownership by Mr. L. Dickey, Jr. of 2,649,476 shares of Class A Common Stock and 644,871 shares of Class C Common Stock; (ii) indirect beneficial ownership of 10,000 shares of Class A Common Stock registered in the name of DBBC, LLC, by virtue of his controlling interest in that entity; and (iv) in accordance with Regulation 13D of the Exchange Act, indirect beneficial ownership 7,099,679 shares of Class A Common Stock beneficially owned by his father, Lewis W. Dickey, Sr. (see footnote 4). Mr. L. Dickey, Jr. disclaims beneficial ownership of all of the shares held by DBBC, LLC except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of all of the shares owned or controlled by Mr. L. Dickey, Sr.

(8)	Represents beneficial ownership attributable to Mr. J. Dickey as a result of his direct ownership of 1,894,775 shares of Class A Common Stock.

(9)	Represents beneficial ownership attributable to Mr. Pinch as a result of his direct ownership of 177,415 shares of Class A Common Stock.

(10)	Does not reflect any shares owned by BACI or by BA Capital. Mr. Sheridan is a Senior Vice President and Managing Director of each of BACI and BA Capital and a Managing Director of Bank of America Capital Investors, one of the principal investment groups within Bank of America Corporation. He has an economic interest in the entities comprising the general partners of BACI and BA Capital. As BA Capital’s designee to our Board, Mr. Sheridan disclaims beneficial ownership of the options except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, are required to file initial reports of ownership and reports of changes in ownership with the SEC. Based upon our review of copies of such reports for our 2009 fiscal year and written representations from our directors and executive officers, except as described below, we believe that our directors and executive officers, and beneficial owners of more than 10% of our common stock, have complied with all applicable filing requirements for our 2009 fiscal year. Linda A. Hill, our Vice President, Chief Accounting Officer and Corporate Controller, filed a late report on February 10, 2010 regarding her becoming a Section 16(a) filer in 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides an overview of our compensation objectives and policies, the elements of compensation that we provide to our top executive officers, and the material factors that we considered in making the decisions to pay such compensation. Following this analysis, we have provided a series of tables containing specific information about the compensation earned or paid in 2009 to the following individuals (including one former executive officer), whom we refer to as our named executive officers:

•	Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer;

•	Joseph P. Hannan, our Senior Vice President, Treasurer and Chief Financial Officer;

•	Jon G. Pinch, our Executive Vice President and Co-Chief Operating Officer;

•	John W. Dickey, our Executive Vice President and Co-Chief Operating Officer; and

•	Martin R. Gausvik, who served as Executive Vice President, Treasurer and Chief Financial Officer until July 1, 2009.

The discussion below is intended to help you understand the information provided in those tables and put that information in context within our overall compensation program.

Executive Compensation Program Objectives

Our compensation program has three primary and related objectives:

•	to provide a total compensation package that allows us to compete effectively in attracting, rewarding and retaining executive leadership talent;

•	to reward executives for meaningful performance that contributes to enhanced long-term stockholder value and our general long-term financial health; and

•	to align the interests of our executives with those of our stockholders.

In accordance with these goals, we provide a significant portion of each named executive officer’s compensation in the form of at-risk incentive awards that measure individual performance and our success as a company in achieving our business strategy and objectives. With respect to our performance, we focus primarily on the performance and results of our stations, as measured by Station Operating Income, which is a financial measure that isolates the amount of income generated solely by our stations, and Adjusted EBITDA, another financial measure that isolates the amount of income generated by our stations after the incurrence of corporate general and administrative expenses. These measures assist our management in evaluating the earnings potential of our station portfolio and the cash flow generated by our business.

Our compensation program is implemented by the Compensation Committee of our Board. Information about the Compensation Committee and its composition, responsibilities and operations can be found in “— Committees of the Board — The Compensation Committee.”

Compensation Program Elements and Their Purpose

The compensation program for our named executive officers consists primarily of the following integrated components: base salary, annual incentive awards, and long-term incentive opportunities. The program also contains elements relating to retirement, severance, and other employee benefits.

Base salary.  Base salary is the fixed portion of a named executive officer’s annual compensation and is intended to recognize fundamental market value for the skills and experience of the individual relative to the responsibilities of his position with us. Changes to base salary are generally intended to reflect, among other things, the officer’s performance as indicated through functional progress, career and skill development, and mastery of position competency requirements. Base salary is the foundational element of the total compensation package to which most other elements relate.

Annual incentive.  Unlike base salary, which is fixed, annual incentive compensation is intended to vary as a direct reflection of Company and individual performance over a twelve-month period. The incentive opportunity is typically expressed as a percent of base salary and is typically paid in the form of a cash bonus, although the Compensation Committee has discretion to grant bonuses in the form of equity awards. In addition to amounts that may be awarded pursuant to annual incentive performance awards, the Compensation Committee has the authority to make discretionary bonus awards, including awards based on Company or individual performance.

Long-term incentives.  Long-term incentive awards, which have historically been made in the form of grants of options exercisable for our common stock or awards of restricted shares of our common stock, are granted with the intent to reward performance over a multi-year period with clear links to performance criteria and long-term stockholder value. For Mr. L. Dickey, the incentive opportunity through May 2013 has been set pursuant to the terms of his current employment agreement, which took effect on December 20, 2006, and was designed to maintain a desired balance between short- and long-term compensation over the term of the agreement, as discussed further below. The incentive opportunity for our other named executive officers, determined on an annual basis by the Compensation Committee, is designed to maintain a similar balance. The realized compensation from these incentives will vary as a reflection of stock price or other financial performance over time. For 2009, we used awards of restricted stock to deliver long-term incentive opportunity to our named executive officers.

Employee retirement/health and welfare benefit plans.  These benefits are intended to provide competitive levels of medical, retirement and income protection, such as life and disability insurance coverage, for the executives and their families. Our named executive officers generally participate in the same programs pertaining to medical coverage (active employee and retiree), life insurance, disability, and retirement offered to all of our eligible employees. In addition, our named executive officers participate in an executive life insurance program. We believe that our benefits and retirement programs are comparable to those offered by the companies in our industry and, as a result, are needed to ensure that compensation for our named executive officers remains competitive.

Severance and other termination payments.  Other than Mr. Gausvik (who resigned in July 2009) and Mr. Hannan, each named executive officer currently employed is party to an employment agreement under which he may receive severance benefits upon his termination of employment in various circumstances, including following a change of control. The severance-related agreements available to those named executive officers are described in more detail under “— Potential Payments upon Termination or Change of Control.” We believe that our severance arrangements, including the amount of the severance benefit, are comparable to those offered by the companies in our peer groups and, as a result, are needed to ensure that compensation for our named executive officers remains competitive.

Executive perquisites.  We have typically provided a car allowance to each of our named executive officers. We do not provide other perquisites such as financial planning or country club memberships.

Compensation levels among named executive officers.  There are no policy differences with respect to the compensation of individual named executive officers even though the level of compensation may differ based on scope of responsibilities and performance. The compensation disparity between our Chief Executive Officer and the other named executive officers is primarily due to the Chief Executive Officer having significantly greater responsibilities for management and oversight of a large enterprise and the corresponding market factors reflecting this difference. From an operations oversight perspective, we have divided responsibility for our radio markets in half, and Mr. J. Dickey and Mr. Pinch, who each serve as Executive Vice President and Co-Chief Operating Officer, are each responsible for one-half of our operating markets. Mr. J. Dickey also has responsibility for overseeing our programming, market promotion and engineering across all markets. Consequently, Mr. J. Dickey’s base salary and incentive awards reflect the multiple categories of responsibilities that he holds. Mr. Hannan was named Interim Chief Financial Officer in July 2009, following Mr. Gausvik’s resignation, and did not receive any increase in his compensation at that time. Mr. Hannan was named Senior Vice President, Treasurer and Chief Financial Officer in March 2010. His compensation during 2009 was established with regard to his prior position as Vice President and Financial Controller, and he did not receive any increase in compensation in connection with his service as Interim Chief Financial Officer.

Determining the Amount of Each Element

Base salary.  We are party to employment agreements with each of our current named executive officers, other than Mr. Hannan. Each of these agreements provides for a contractual level of base salary. Mr. L. Dickey’s employment agreement provides for annual increases of $40,000, subject to further merit increases as the Compensation Committee deems appropriate, while the agreements with Messrs. Pinch and J. Dickey provide for discretionary annual increases. The Compensation Committee seeks to set base salaries at levels that it deems fair, after considering a variety of factors, including the scope and complexity of the officer’s position; the officer’s expertise, the officer’s contributions and importance to us; the officer’s historical compensation; the salary ranges for persons in comparable positions at comparable companies (to the extent available); the competitiveness of the market for the officer’s services; and the recommendations of our Chief Executive Officer (except in the case of his own performance).

Determinations as to appropriate base salaries of our named executive officers (other than Mr. L. Dickey’s, whose salary is set pursuant to his employment agreement) historically have not been made by applying a particular formula or the use of designated benchmarks. In March 2009, in light of the global recession and then-current business conditions, the Compensation Committee determined to award Messrs. Pinch, J. Dickey and Gausvik base salaries of $580,000 and $510,000 and $500,000, respectively, which were identical to their respective base salaries in 2008. While the Compensation Committee approved the $40,000 increase to base salary mandated by his employment agreement, Mr. L. Dickey, recognizing the deteriorating economic conditions, voluntarily elected not to accept the increase in base salary as recommended by the Compensation Committee until these conditions improved. As a result, like the other named executive officers, Mr. L. Dickey’s base salary did not increase in 2009.

Mr. Hannan’s base salary remained unchanged upon his appointment as Interim Chief Financial Officer in July 2009. However, in connection with his March 2010 appointment to his current position as Senior Vice President, Treasurer and Chief Financial Officer, Mr. Hannan was awarded a base salary for 2010 of $250,000 by the Compensation Committee, commensurate with his increased responsibilities.

In the second quarter of 2009, all of our employees, including the named executive officers, took a one-week furlough without pay, effectively reducing their base salaries for 2009.

Annual incentive.  Like base salary, the parameters of the annual bonus also are set forth in the employment agreements with each of the named executive officers who have such agreements. However, the Compensation Committee maintains a level of discretion and flexibility, including the ability to make annual bonus awards to executives even in circumstances where pre-established performance targets are not satisfied or have not been established and to make bonus awards in stock in lieu of cash. The decision to increase or decrease annual bonuses from year to year is generally based on a variety of factors the Compensation Committee deems appropriate, including our overall performance, the executive’s individual performance, the business environment over the course of the prior year, and any extraordinary accomplishments by the Company or the individual during the prior year, as further described below. We believe this flexibility, coupled with a history of appropriately rewarding performance, provide an effective incentive for the continued superior performance of our executives.

With regard to the annual bonus paid to Mr. L. Dickey in 2010, awarded for performance in 2009, in February 2009 the Compensation Committee reviewed management’s 2009 operating budget, including budgeted Adjusted EBITDA (defined as operating income before local marketing agreement fees, depreciation and amortization, non-cash stock compensation, impairment charge and terminated transaction expense) of $85.0 million and approved the following targets for his annual incentive bonus for 2009:

•	If Adjusted EBITDA was 95% of the $85.0 million budgeted Adjusted EBITDA, or $80.75 million, then Mr. L. Dickey would have been eligible for a bonus of 50% of his 2009 base salary, or $470,000;

•	If Adjusted EBITDA was 100% of the $85.0 million budgeted Adjusted EBITDA, then Mr. L. Dickey would have been eligible for a bonus of 75% of his 2009 base salary, or $705,000; and

•	If Adjusted EBITDA was 105% of the of the $85.0 million budgeted Adjusted EBITDA, or $89.25 million, then Mr. L. Dickey would have been eligible for a bonus of 100% of his 2009 base salary, or $940,000.

To the extent that Adjusted EBITDA was between the targeted amounts, the bonus would have been adjusted on a sliding scale between 50% and 100% of base salary to include an amount proportionate to the amount achieved in excess of the 95% and 100% target amounts.

For fiscal year 2009, Adjusted EBITDA was $72.6 million, and thus none of the pre-established target levels for Mr. L. Dickey’s annual bonus were met. In March 2010, the Compensation Committee reviewed the short-term annual bonus targets and recognized that despite the adverse business cycle, Mr. L. Dickey had nevertheless made significant contributions to the Company in 2009, including providing strategic leadership for our operations in an extremely challenging business environment, implementing significant cost-cutting initiatives to meet the realities of our business operations while preserving our quality and efficiency of operations, leading the Company in completing a renegotiation of the terms of our credit agreement that provided significant covenant relief, and leading a restructuring of the financing of our affiliate Cumulus Media Partners, LLC (“CMP”), that achieved a significant de-leveraging of its debt structure and created opportunities to maintain the management fee income we receive from CMP and to strengthen the long-term value of our equity investment in CMP. The Compensation Committee determined that, while we had not achieved the minimum Adjusted EBITDA threshold for Mr. L. Dickey’s annual cash bonus, based upon the significant contributions that Mr. L. Dickey had made to the Company in 2009, he was, nevertheless, deserving of a bonus in recognition of those contribution. The bonus awarded to Mr. L. Dickey for 2009 represents 48% of the maximum bonus amount that he would have been eligible to receive under his employment agreement for that year.

With regard to annual bonuses paid to Messrs. Pinch and J. Dickey in 2010, awarded for performance in 2009, the Compensation Committee had determined in February 2009 not to set any specific award levels or objectives but instead to evaluate bonuses on a discretionary basis after completing an evaluation of both Company and individual performance during 2009 as part of the compensation review process in early 2010. The Compensation Committee also evaluated Mr. Hannan’s annual bonus on a discretionary basis after completing an evaluation of both Company and his individual performance as interim Chief Financial Officer from July 1, 2009 through December 31, 2009. In evaluating potential annual bonuses for the named executive officers, other than Mr. Gausvik (because of his resignation), the Compensation Committee considered the following factors:

•	Management’s ability to defend our Adjusted EBITDA, given the difficult economic environment in 2009. Although Adjusted EBITDA decreased 22.5%, to $72.6 million, from $93.7 million in 2008, the Compensation Committee recognized that on a percentage basis, we outperformed several of our peers.

•	Management’s ability to optimize our capital structure and maintain compliance with the restrictive financial covenants in the credit agreement governing our senior secured credit facilities during 2009. In June 2009, management successfully obtained an amendment to the credit agreement governing our senior secured credit facilities that, among other things, temporarily suspended certain financial covenants through and including December 31, 2010.

•	Management’s ability to engage in strategic corporate development activities during the year. In 2009, management continued to make significant progress on efforts to create standardization across our station platform where possible by using best-in-class practices and to evaluate effectiveness using real-time reporting enabled by our proprietary technologies; as well as to use our national scale and unique communities of listeners to create new digital media properties and e-commerce opportunities.

After consideration of these factors, the Compensation Committee approved discretionary annual cash bonus awards for Messrs. L. Dickey, Pinch, J. Dickey and Hannan in the amounts of $469,900, $120,000, $145,000 and $17,500, respectively.

Long-term incentives.  In connection with determining the equity incentive compensation for each of our named executive officers for 2009, the Compensation Committee considered a number of factors, including:

•	Annual performance. The Compensation Committee considered our operating performance for 2009 compared to our business plan, and recognized that while a number of plan objectives were not achieved, we and the industry faced some of the most challenging business conditions in several decades.

•	Performance relative to our peers in the industry. Although our 2009 results were generally lower than our results for 2008, the Compensation Committee also examined our results as compared to similarly situated competitors in our industry, which include Saga Communications, Inc., Radio One, Inc. Entercom Communications Corp., Emmis Communications Corporation, and Cox Radio, Inc., noting that on a relative basis, our operating performance was stronger than several of our competitors.

•	Cumulus Media Partners. The Compensation Committee gave considerable weight to the additional responsibilities placed on our named executive officers in managing our affiliate, CMP, a private partnership created by Cumulus and affiliates of Bain Capital Partners LLC, The Blackstone Group and Thomas H. Lee Partners, L.P., and operating the large-market radio stations owned by CMP. The Compensation Committee recognizes, and in making compensation decisions took into account, the fact that our named executive officers now manage an enterprise that has nearly doubled in size as a result of the CMP partnership, based on station operating income. We expect that future compensation determinations, especially over the next several years, will continue to reflect the increased responsibilities of our named executive officers relating to CMP.

As with determinations of base salary and annual short-term incentives, determinations as to appropriate long-term incentives of our named executive officers (other than Mr. L. Dickey’s, whose incentives are set pursuant to his employment agreement) historically have not depended upon the application of a particular formula or the use of designated benchmarks.

For Mr. L. Dickey, in February 2009 the Compensation Committee awarded 320,000 shares of restricted stock, of which 160,000 are time vested (vesting at a rate of 80,000 shares on the second anniversary of the date of grant, and 40,000 shares on each of the third and fourth anniversary of the date of grant) and 160,000 have performance-based vesting objectives, all in accordance with the terms of Mr. Dickey’s employment agreement. With respect to the performance-based awards, the Compensation Committee considered the various measures discussed above, including our performance relative to budget and to our industry peers, and determined that the performance objective for Mr. L. Dickey’s 2009 equity awards will be met, and the shares will vest in full, on February 26, 2012 if the average annual Adjusted EBITDA over the three year period ending December 31, 2011 meets a specified threshold, subject to proportionate adjustment for any acquisitions or divestitures during the performance measurement period. For Messrs. Gausvik, Pinch and J. Dickey, in February 2009 the Compensation Committee considered the various measures discussed above, including our performance relative to budget and to our industry peers, and determined to award Messrs. Gausvik, Pinch and J. Dickey 10,000, 40,000 and 70,000 restricted shares, respectively. Mr. Gausvik’s award of restricted shares in 2009 was forfeited upon his resignation in July 2009. Mr. Hannan was not awarded restricted shares in 2009.

The Compensation Committee also, in early 2010, reviewed the three year performance criteria established in March 2007 for the 160,000 performance-based shares of restricted stock awarded to Mr. Dickey on March 1, 2007. The vesting conditions for those restricted shares required that the Company achieve an average annual Adjusted EBITDA of $105 million (subject to adjustment for acquisitions and dispositions) for the three year period ending December 31, 2009. That threshold was not achieved for that cycle. Nevertheless, the Compensation Committee determined that in light of the unprecedented adverse developments in the economy in general, and the radio industry in particular, it would be appropriate to modify the performance requirements and extend the vesting period so that Mr. L. Dickey would retain the ability to achieve vesting on those shares of restricted stock if the revised performance criteria was achieved. Accordingly, and effective as of March 1, 2010, the terms of Mr. L. Dickey’s 2007 performance-based restricted stock award of 160,000 shares were amended to provide that those shares would vest in full on March 31, 2013 if the Company achieves a specified average annual Adjusted EBITDA for the three year period ending December 31, 2012.

Compensation of the Chief Executive Officer.  As noted above, Mr. L. Dickey is compensated pursuant to the terms of his Employment Agreement, which was entered into on December 20, 2006. See ‘‘— Employment Agreements.” The Compensation Committee does retain the ability to subjectively exercise discretion in making compensation decisions and awards, and has exercised that discretion in various circumstances, as described hereinabove.

Allocating Between Long-term and Annual Compensation

We seek to maintain an executive compensation program that is balanced in terms of each element of pay relative to competitive practices, with the incentive emphasis placed on long-term results. The overall program is intended to balance business objectives for executive pay for performance, retention, competitive market practices and stockholder interests. Based on the fair value of equity awards granted to named executive officers in 2009 and the 2009 base salary of the named executive officers, approximately 33% of the annual total direct compensation target opportunity was subject to performance risk for named executive officers through the annual and long-term incentive plans. Annual cash-incentive awards, which constitute short-term incentives, accounted for approximately 20% of annual target compensation for the named executive officers. Long-term incentive awards made up approximately 13% of the annual target compensation mix for the named executive officers. The Compensation Committee developed target total direct compensation and these relative divisions between short- and long-term incentives for 2009 based upon its own analysis of general compensation practices at similar companies.

When Long-term Grants are Made

The Compensation Committee typically grants long-term incentive awards annually at a regularly-scheduled meeting of our Board, usually in the first or second quarter of the fiscal year. The meeting date is scheduled well in advance and without regard to potential stock price movement. On March 26, 2010, the Compensation Committee awarded Mr. L. Dickey a grant of 320,000 restricted shares, pursuant to the terms of his employment agreement, and awarded Messrs. J. Dickey, Pinch and Hannan grants of 70,000, 40,000, and 10,000 restricted shares, respectively.

The Role of Executive Officers in Determining Executive Compensation

Our Chief Executive Officer develops recommendations regarding executive compensation, including proposals relative to compensation for individual executive officers, using internal and external resources. These resources include such things as compensation surveys, external data and reports from consultants and data, reports and recommendations from internal staff. Recommendations from our Chief Executive Officer include and consider all aspects of the compensation program — philosophy, design, compliance and competitive strategy — as well as specific actions regarding individual executive officer compensation. The Compensation Committee reviews these recommendations, and decides whether to accept, reject, or revise the proposals.

Our Chief Executive Officer and our Chief Financial Officer assist the Compensation Committee in understanding key business drivers included in program designs, especially incentive programs. This may include defining related measures and explaining the mutual influence on or by other business drivers and the accounting and tax treatment relating to certain awards. Our Chief Executive Officer also provides regular updates to the Compensation Committee regarding current and anticipated performance outcomes and their impact on executive compensation.

Our General Counsel, with the assistance of our outside counsel, ensures that appropriate plan documentation and approvals are received in order to keep executive pay programs in compliance with applicable laws and stock exchange listing requirements. Our General Counsel and outside counsel also advise the Compensation Committee and our Board regarding compliance with appropriate governance standards and requirements.

Discretion to Modify Awards

As previously noted, annual incentive awards are based on our performance and that of each individual named executive officer over the most recently completed fiscal year. The Compensation Committee reserves the right to adjust individual goals during the course of the year in order to reflect changes in our business.

Under our equity incentive plans, the Compensation Committee has limited discretion to extend an award that would otherwise be forfeited, but not beyond the original term of the award. The Compensation Committee generally does not have the authority to unilaterally rescind an award. Each award defines the terms under which it would be forfeited according to the terms of the applicable equity incentive plan.

Impact of Restated Earnings on Previously Paid or Awarded Compensation

We have not had to restate earnings in a manner that would impact incentive award payments. If future restatements are necessary, the Compensation Committee and the Board will consider the facts and circumstances relating to the cause of the restatement, as well as the requirements under Section 304 of the Sarbanes-Oxley Act of 2002, in determining whether any payments based upon the financial results were made unjustly and the materiality and methods for recovering such payments.

Accounting and Tax Treatment of Direct Compensation

For executives, all compensation is subject to federal, state and local taxes as ordinary income or capital gains as various tax jurisdictions provide. Section 162(m) of the U.S. tax code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our named executive officers, however, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of the compensation program for our named executive officers are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

With the adoption of the Financial Accounting Standards Board’s ASC Topic 718, Stock Compensation, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors:

Eric P. Robison, Chairman
Ralph B. Everett
Robert H. Sheridan, III

Summary Compensation Table

We have employment agreements with each of our named executive officers except Mr. Hannan, as described under “— Employment Agreements” below. The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2009, December 31, 2008, and December 31, 2007.

Based on the fair value of equity awards granted to named executive officers in 2009 and the 2009 base salary of the named executive officers, approximately 67% of the annual total direct compensation was base salary. Cash-incentive awards, which constitute short-term incentives, accounted for approximately 20% of annual target compensation and restricted share grants, which constitute long-term incentives, made up approximately 13% of the annual compensation mix for the named executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
							Change in
							Pension
						Non-	Value and
						Equity	Non-
						Incentive	Qualified
						Plan	Deferred
				Stock	Option	Compen-	Compensation	All Other
		Salary	Bonus	Awards	Awards	sation	Earnings	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)	($)(2)	($)	($)		($)

Lewis W. Dickey, Jr.	2009	$921,884	$469,900	$547,200	—	n/a	n/a	$17,115	(4)	$1,956,179
Chairman, President	2008	941,171	500,000	1,942,400	—	n/a	n/a	17,310	(5)	$3,400,881
and Chief Executive Officer	2007	901,250	n/a	8,560,300 (6)	—	700,000	n/a	15,010	(7)	10,176,560
Joseph P. Hannan(8)	2009	159,612	17,500	—	—	n/a	n/a	—		177,112
Senior Vice President, Treasurer and Chief Financial Officer
Jon G. Pinch	2009	500,193	120,000	68,400	—	n/a	n/a	17,599	(9)	706,192
Executive Vice	2008	510,000	100,000	100,800	—	n/a	n/a	17,236	(10)	728,036
President and Co-Chief Operating Officer	2007	505,000	n/a	196,800	—	120,000	n/a	18,289	(11)	840,089
John W. Dickey	2009	568,847	145,000	119,700	—	n/a	n/a	17,115	(12)	850,662
Executive Vice	2008	580,001	165,000	302,400	—	n/a	n/a	17,310	(13)	1,064,711
President and Co-Chief Operating Officer	2007	570,000	n/a	590,400	—	185,000	n/a	15,010	(14)	1,360,410
Martin R. Gausvik(15)	2009	240,385	—	25,650	—	n/a	n/a	264,859	(16)	530,894
Executive Vice	2008	500,000	50,000	75,600	—	n/a	n/a	22,752	(17)	648,352
President, Treasurer and Chief Financial Officer	2007	495,000	n/a	147,600	—	100,000	n/a	23,679	(18)	766,279

(1)	The amounts of base salary for 2009 reflect the effects of the one-week furlough taken by each named executive officer in the second quarter of 2009.

(2)	We consider the bonuses paid in a given fiscal year as being earned in the prior fiscal year. The amounts reported in columns (d) and (f) reflect the bonus earned in the year indicated.

(3)	The amounts in column (e) reflect the dollar amount of awards pursuant to the 2004 Equity Incentive Plan and 2008 Equity Incentive Plan recognized for financial statement reporting purposes for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively, in accordance with FASB ASC Topic 718. These amounts do not include awards dated December 30, 2008 made pursuant to an exchange offer to our employees and non-employee directors to exchange outstanding options granted after October 2, 2000 for a combination of restricted shares and replacement options.

(4)	Reflects an automobile allowance of $11,500, employer-paid health insurance premiums of $1,739, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $2,286.

(5)	Reflects an automobile allowance of $12,000, employer-paid health insurance premiums of $1,739, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $1,981.

(6)	Includes a one-time grant of deferred shares issued as an inducement to Mr. L. Dickey to enter into his employment agreement.

(7)	Reflects an automobile allowance of $11,500, employer-paid health insurance premiums of $444, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $1,476.

(8)	Mr. Hannan served as interim Chief Financial Officer from July 1, 2009 through March 3, 2010, on which date he was appointed Senior Vice President, Treasurer and Chief Financial Officer. This table reflects his compensation for 2009, the only year covered by the table in which he served as our principal financial officer.

(9)	Reflects an automobile allowance of $8,050, employer-paid health insurance premiums of $5,673, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $2,286.

(10)	Reflects an automobile allowance of $8,400, employer-paid health insurance premiums of $5,265, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $1,981.

(11)	Reflects an automobile allowance of $8,050, employer-paid health insurance premiums of $4,608, employer-paid life insurance premiums of $1,590, employer-paid short and long-term disability of $1,476, and a 401(k) contribution of $2,565.

(12)	Reflects an automobile allowance of $11,500, employer-paid health insurance premiums of $1,739, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $2,286.

(13)	Reflects an automobile allowance of $12,000, employer-paid health insurance premiums of $1,739, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $1,981.

(14)	Reflects an automobile allowance of $11,500, employer-paid health insurance premiums of $444, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $1,476.

(15)	Mr. Gausvik resigned as Executive Vice President, Treasurer and Chief Financial Officer effective July 1, 2009.

(16)	Reflects an automobile allowance of $5,500 through his resignation date, employer-paid health insurance premiums of $7,421, employer-paid life insurance premiums of $795, employer-paid short and long-term disability of $1,143, and severance pay of $250,000.

(17)	Reflects an automobile allowance of $12,000, employer-paid health insurance premiums of $7,181, employer-paid life insurance premiums of $1,590, and employer-paid short and long-term disability of $1,981.

(18)	Reflects an automobile allowance of $11,500, employer-paid health insurance premiums of $6,166, employer-paid life insurance premiums of $1,590, employer-paid short and long-term disability of $1,476, and a 401(k) contribution of $2,947.

Grants of Plan-Based Awards

The Compensation Committee approved awards of restricted common stock, pursuant to our 2008 Equity Incentive Plan, to each of our executive officers in 2009.

The restricted share grants to Messrs. Gausvik, Pinch and J. Dickey on February 26, 2009 were of time-vested shares: one-half of each grant will vest on the second anniversary of the grant date, with the remainder to vest one-quarter at each of the third and fourth anniversaries. The grants are conditioned on the continuous employment of the grant recipients.

With regard to the grant to Mr. L. Dickey on February 26, 2009, half of the grant was of time-vested restricted shares, which will vest according to the same schedule as the grants to the other executive officers, as described above. The remaining portion of the grant was for performance-based restricted stock awards, which will vest upon achievement of a Compensation Committee-approved target average annual Adjusted EBITDA (calculated on a same-station basis) for the three-year period ending December 31, 2012.

The table below summarizes the grants of plan-based awards to each of the named executive officers for the fiscal year ended December 31, 2009.

Estimated
			Estimated			Future		All Other	All Other
			Future			Payouts		Stock	Option
			Payouts Under			Under		Awards:	Awards:	Exercise	Grant Date
			Non-Equity			Equity		Number of	Number of	or Base	Fair
			Incentive			Incentive		Shares of	Securities	Price of	Value of
			Plan Awards			Plan Awards		Stock or	Underlying	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	(S/Sh)	Awards(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Lewis W. Dickey, Jr. Chairman, President and Chief Executive Officer	February 26, 2009	n/a	n/a	n/a	n/a	320,000	n/a	n/a	n/a	n/a	$547,200

Joseph P. Hannan Senior Vice President, Treasurer and Chief Financial Officer	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Jon G. Pinch Executive Vice President and Co-Chief Operating Officer	February 26, 2009	n/a	n/a	n/a	n/a	40,000	n/a	n/a	n/a	n/a	$68,400

John W. Dickey Executive Vice President and Co-Chief Operating Officer	February 26, 2009	n/a	n/a	n/a	n/a	70,000	n/a	n/a	n/a	n/a	$119,700

Martin R. Gausvik Executive Vice President, Treasurer and Chief Financial Officer	February 26, 2009	n/a	n/a	n/a	n/a	15,000	n/a	n/a	n/a	n/a	$25,650

(1)	The amounts in column (l) reflect the dollar amount of awards pursuant to the 2004 Equity Incentive Plan and 2008 Equity Incentive Plan recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009, in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards*					Stock Awards*
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number of	Payout
			Awards:				Market	Unearned	Value of
			Number of			Number	Value of	Shares,	Unearned
	Number of	Number of	Securities			of	Shares or	Units or	Shares,
	Securities	Securities	Underlying			Shares or	Units of	Other	Units or
	Underlying	Underlying	Unexercised	Option		Units of	Stock	Rights	Other
	Unexercised	Unexercised	Unearned	Exercise	Option	Stock That	That	That Have	Rights That
	Options (#)	Options (#)	Options	Price	Expiration	Have Not	Have Not	Not Vested	Have Not
Name	Exercisable	Unexercisable	(#)	($)	Date	Vested (#)	Vested ($)	(#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Lewis W. Dickey, Jr.	—	—	—	—	—	—	—	949,244	$2,164,276
Chairman, President and	0	67,896	0	$2.79	12/20/2018	—	—	—	—
Chief Executive Officer	0	67,895	0	$2.92	12/20/2018	—	—	—	—
	0	67,895	0	$3.30	12/20/2018	—	—	—	—
Joseph P. Hannan	—	—	—	—	—	—	—	—	—
Senior Vice President Treasurer and Chief Financial Officer
Jon G. Pinch	—	—	—	—	—	—	—	87,930	$200,480
Executive Vice	0	20,975	0	$2.79	12/30/2018	—	—	—	—
President and Co-Chief	0	20,975	0	$2.92	12/30/2018	—	—	—	—
Operating Officer	0	20,974	0	$3.30	12/30/2018	—	—	—	—
John W. Dickey	—	—	—	—	—	—	—	273,329	$623,190
Executive Vice	0	61,847	0	$2.79	12/30/2018	—	—	—	—
President and Co-Chief	0	61,846	0	$2.92	12/30/2018	—	—	—	—
Operating Officer	0	61,846	0	$3.30	12/30/2018	—	—	—	—
Martin R. Gausvik	—	—	—	—	—	—	—	—	—
Executive Vice President Treasurer and Chief Financial Officer

*	Includes awards made pursuant to an option exchange offer consummated on December 30, 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Lewis W. Dickey, Jr. Chairman, President and Chief Executive Officer	—	$—	80,000	$134,800
Joseph P. Hannan Senior Vice President Treasurer and Chief Financial Officer	—	$—	—	$—
Jon G. Pinch Executive Vice President and Co-Chief Operating Officer	—	$—	21,876	$35,268
John W. Dickey Executive Vice President and Co-Chief Operating Officer	—	$—	64,584	$104,181
Martin R. Gausvik Executive Vice President Treasurer and Chief Financial Officer	—	$—	21,041	$35,426

Potential Payments upon Termination or Change of Control

The following analyses reflect the amount of compensation payable to each of the named executive officers in the event of termination of employment under the following scenarios: resignation for good reason, termination without cause, termination for cause, resignation without reason (voluntary resignation), termination in connection with a change of control, and termination due to death or disability. The analyses assume that the date of termination was December 31, 2009, and the dollar value of any equity is calculated using a per share price of $2.28, which was the reported closing price of our Class A Common Stock on that date. In addition, the analyses assume the sale, on that date, of all restricted shares whose vesting is accelerated as a result of termination, and the forfeiture, pursuant to their terms, of all Class A Common Stock issuable upon exercise of unvested options not granted pursuant to an employment agreement, but not the sale of existing holdings of Class A or Class C Common Stock or Class A Common Stock issuable upon exercise of already vested options.

Upon termination or resignation for any reason, the named executive officers are entitled to any earned but unpaid base salary and bonus, as well as reimbursement of any unreimbursed business expenses and payments due under the terms of our benefit plans. Our analyses assume that all such amounts have been paid as of the date of termination and thus are not otherwise reflected.

Unless otherwise specified, all cash payments are lump-sum payments.

Lewis W. Dickey, Jr. The following analysis describes the potential payments upon termination of employment for Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer. All potential payments to Mr. L. Dickey upon termination of his employment or upon a change of control are governed by his current employment contract, described under “— Employment Agreements.”

According to Mr. L. Dickey’s current employment agreement, he would be entitled to compensation upon resignation for “good reason,” termination without “cause,” or by death or disability. He would be eligible for additional compensation upon termination without cause during the six-month period preceding a change of control. According to his current employment agreement:

•	“good reason” means the assignment of duties inconsistent with Mr. L. Dickey’s position, authority, duties or responsibilities, or any adverse change in reporting responsibilities, other than isolated or insubstantial actions we take not in bad faith and that we correct;

•	“cause” means Mr. L. Dickey’s conviction of a felony, conviction of a crime involving Cumulus, willful misconduct or failure to substantially perform his duties in an way that materially adversely affects us, or willful fraud or material dishonesty; and

•	“change of control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets taken as a whole to any “person” or “group” of related persons (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934), (ii) the adoption of a plan relating to our liquidation or dissolution, (iii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any Person or Group becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934) of more than 50% of the aggregate voting power of all classes of our capital stock having the right to elect directors under ordinary circumstances, or (iv) the first day on which a majority of the members of the Board are not Continuing Directors (as defined in the employment agreement).

Any severance payment payable to Mr. L. Dickey would be payable in four equal consecutive installments, provided that if the payment would constitute a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and Mr. L. Dickey were to be a “specified employee” under Section 409A, then the payment would be payable upon the earlier of 6 months from the date of termination or death. Any bonus payment payable to Mr. L. Dickey would be payable upon the final preparation of audited financial statements for the year of termination.

Mr. L. Dickey’s current employment agreement contains a confidentiality provision, an 18-month non-compete covenant, an 18-month prohibition on the solicitation of employees, customers or suppliers, and a covenant of confidentiality.

Assuming a termination had occurred on December 31, 2009, Mr. L. Dickey would have been entitled to receive:

•	for resignation for good reason or termination without cause (other than during the six-month period preceding a change of control), a total of $2,968,353, which consists of: $1,880,000 (representing a severance payment equal to two years’ base salary), plus, in the case of termination without cause other than during the six-month period preceding a change of control only, $1,082,138 (representing the proceeds from the sale at $2.28 per share of 474,622 shares, or 50%, of his unvested restricted shares as of the date of termination), plus $6,215 (the value of 12 months’ continued coverage under our employee benefit plans);

•	for termination without cause during the six-month period preceding a change of control, a total of $4,050,491, which consists of: $1,880,000 (representing a severance payment of two years’ base salary), plus $2,164,276 (representing the proceeds from the sale at $2.28 per share of 949,244 shares, or 100%, of his unvested restricted shares as of the date of termination), plus $6,215 (the value of 12 months’ continued coverage under our employee benefit plans); and

•	for termination upon death or disability, a total of $3,610,491, which consists of: $940,000 (representing one year’s salary continuation), plus $2,164,276 (representing the proceeds from the sale at $2.28 per share of 949,244 shares, or 100%, of his unvested restricted shares as of the date of termination), plus $6,215 (the value of 12 months’ continued coverage under our employee benefit plans), plus a benefit of $500,000 under his executive life insurance policy.

Assuming Mr. L. Dickey’s employment was terminated for cause or he resigned without good reason, Mr. L. Dickey would have received no severance payments, forfeited any bonus for 2009, forfeited any unvested restricted shares or options and, pursuant to the terms of his current employment agreement, would have been obligated to promptly pay a $3.5 million retention plan payment to us in cash.

Jon G. Pinch and John W. Dickey.  The following analysis describes the potential payments upon termination of employment for Jon G. Pinch, our Executive Vice President and Co-Chief Operating Officer, and John W. Dickey, our Executive Vice President and Co-Chief Operating Officer. All potential severance payments are governed by their current employment contracts, described under ‘‘— Employment Agreements.” All potential accelerated vesting of restricted share awards are governed by the applicable award agreements, and provide for full acceleration upon a change of control and an additional 12 months’ vesting upon termination for death or disability.

According to their respective current employment agreements, each of Messrs. Pinch and J. Dickey would be entitled to compensation upon resignation for “good reason,” termination without “cause” or by death or disability. They each would be eligible for additional compensation upon termination in connection with a change of control. According to their current employment agreements:

•	“good reason” means the assignment of duties materially inconsistent with their respective positions (including status, offices, titles or reporting relationships), authority, duties or responsibilities, any material adverse change in their respective reporting responsibilities, or any action by us that results in a material diminution in their respective positions, authority, duties or responsibilities, but excluding an action not taken in bad faith that we correct; (ii) any failure by us to comply in a material respect with the compensation and benefits provisions their respective employment agreements, but excluding a failure or action not taken in bad faith that we correct; or relocation of their respective job locations by more than a specified amount;

•	“cause” means the gross negligence or willful misconduct in the performance of their respective duties; commission of any felony or act of fraud or material dishonesty involving us that is likely to have a material adverse effect upon our business or reputation or their respective abilities to perform their duties for us; material breach of any agreement with us concerning noncompetition or the confidentiality of proprietary information; or any material breach of their respective fiduciary duties; and

•	“change of control” means (a) the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of our assets to any person or group other than Lewis W. Dickey, Jr. or a pre-existing controlling stockholder (or their affiliates); (b) the adoption of a plan relating to our liquidation or dissolution; (c) the consummation of any transaction the result of which is that any person or group becomes the beneficial owner of more than 35% of our voting capital stock; or (d) the first day on which a majority of the members of our Board are not “continuing directors”. According to the 2004 Equity Incentive Plan, which governs the accelerated vesting of any equity incentives under such plan “change of control” means (e) the acquisition by any person of beneficial ownership of 35% or more of the voting power of our common stock (other than any acquisition directly by or from us or an employee benefit plan or related trust we sponsor or maintain); (f) under certain circumstances, a change in a majority of the members of the Board; (g) consummation of a business combination transaction, unless, following such transaction, no person beneficially owns, directly or indirectly, 35% or more of the voting power of the entity resulting from such transaction and at least half of the members of the board of directors of the surviving entity were members of our Board at the time we agreed to the transaction; (h) approval by our stockholders of our complete liquidation or dissolution; or (i) such other event as the Board may determine by express resolution to constitute a change in control. According to the 2008 Equity Incentive Plan, which governs the accelerated vesting of any equity incentives under such plan, “change of control” means (v) the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of our assets to any person or group of related persons; (w) the adoption of a plan relating to our liquidation or dissolution; (x) the consummation of any transaction the result of which is that any person or group becomes the beneficial owner of more than 50% of the aggregate voting power of all classes of our capital stock having the right to elect directors under ordinary circumstances; (y) the first day on which a majority of the members of our Board are not “continuing directors”; or (z) such other event as the Board may determine by express resolution to constitute a change in control.

For Messrs. Pinch or J. Dickey, any such severance payment would be payable in four equal consecutive quarterly installments, with the first such payment to be made within 15 days following the date of termination.

Each of their respective current employment agreements contain a confidentiality provision, a 12-month non-compete covenant, a 12-month prohibition on the solicitation of employees, customers or suppliers, and a covenant of confidentiality.

Assuming a termination had occurred on December 31, 2009, Messrs. Pinch and J. Dickey would each have been entitled to receive:

•	for resignation for good reason or termination without cause, a total of $510,000 and $580,000, respectively (representing a severance payment equal to one year’s base salary);

•	for termination in connection with a change of control, a total of $663,900 and $927,700, respectively, which consists of: $510,000 and $580,000, respectively (representing a severance payment of one year’s base salary), plus $153,900 and $347,700, respectively (representing the proceeds from the sale at $2.28 per share of 67,500 and 152,500 shares, respectively, or 100%, of each of their unvested restricted shares as of the date of termination); and

•	for termination upon death or disability, a total of $1,035,650 and $1,156,950, respectively, which consists of: $510,000 and $580,000, respectively, representing one year’s salary continuation, plus $25,650 and $76,950, respectively (representing the proceeds from the sale at $2.28 per share of 11,250 and 33,750 shares, respectively, the number of restricted shares that would have vested during the next 12 months), plus $500,000 and $500,000, respectively (representing proceeds from their respective executive life insurance policies).

Assuming termination of employment for cause or voluntary resignation, Messrs. Pinch and J. Dickey would have received no severance payments and would have forfeited any bonus for 2009. In addition, upon termination for cause due to an intentional act by any of them that was adverse to us, the Board would have the right to declare all of such executive’s unvested restricted shares forfeited.

In addition to the benefits described above, according to their respective current employment agreements, upon resignation for good reason, termination without cause, death or disability, unvested options that would have vested in the 12 months after the date of termination will immediately vest, and upon termination within one year following a change of control, all unvested options will immediately vest. As of the assumed date of termination, none of Messrs. Pinch or J. Dickey had unvested options granted pursuant to their respective employment agreements.

In connection with Mr. Gausvik’s July 1, 2009 resignation, he received a severance payment of $250,000 and accelerated vesting of 6,564 restricted shares, representing the number of restricted shares that would have vested during the 12-month period following his resignation. Based on a closing market price of $0.91 on July 1, 2009, the fair value of those shares was $5,973.

Director Compensation

We use a combination of cash and stock-based incentive combination to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as directors as well as the expertise and knowledge required. Generally, non-employee directors have received a fee of $7,500 per quarter ($30,000 annually). Additionally, each non-employee director has received an additional $2,500 per quarter ($10,000 annually) for each committee membership he held. Each non-employee director also received a $1,500 fee for each in-person meeting of our Board (or for each in-person meeting of a committee, if not conducted in connection with a Board meeting) and $300 for each telephonic meeting of our Board or a committee thereof. Finally, each non-employee director received reimbursement of out-of-pocket expenses incurred in connection with attendance at each such meeting.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)	($)	($)(2)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Ralph B. Everett	$45,400	$6,270	n/a	n/a	n/a	n/a	$51,670
Holcombe T. Green, Jr.(2)	$42,000	$6,840	n/a	n/a	n/a	n/a	$48,840
Eric P. Robison	$46,500	$6,270	n/a	n/a	n/a	n/a	$52,770
Robert H. Sheridan, III	$58,100	$6,840	n/a	n/a	n/a	n/a	$64,940

(1)	Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his services as a director. The compensation Mr. L. Dickey received as an employee is shown in the Summary Compensation Table elsewhere in this proxy statement.

(2)	Holcombe T. Green, Jr. retired as a director of the Company effective as of May 14, 2009.

Employment Agreements

As discussed more particularly below, we have entered into employment agreements with each of our named executive officers. Subject to certain exceptions, these employment agreements prohibit each of our named executive officers from competing with us for a specified period of time after a termination of employment.

Lewis W. Dickey, Jr., serves as our Chairman, President and Chief Executive Officer. On December 20, 2006, we entered into a Third Amended and Restated Employment agreement with Mr. L. Dickey. The agreement has an initial term through May 31, 2013, and is subject to automatic extensions of one-year terms thereafter unless terminated by advance notice by either party in accordance with the terms of the agreement. Mr. L. Dickey received an initial base salary in 2007 of $900,000 per year and has been entitled to annual increases of $40,000, subject to further merit increases as the Compensation Committee deems appropriate. Mr. L. Dickey is also eligible for an annual bonus of between 75% and 100% of his base salary upon achievement of annual performance goals set by the Compensation Committee each year.

The agreement also provides for grants of 160,000 shares of time-vested restricted Class A Common Stock and 160,000 shares of performance restricted Class A Common Stock in each fiscal year during his employment term. The time-vested restricted shares shall vest in three installments, with one-half vesting on the second anniversary of the date of grant, and one-quarter vesting on each of the third and fourth anniversaries of the date of grant, in each case contingent upon Mr. L. Dickey’s continued employment. Vesting of performance restricted shares is dependent upon achievement of Compensation Committee-approved criteria for the three-year period beginning on January 1 of the fiscal year of the date of grant, in each case contingent upon Mr. L. Dickey’s continued employment. Any performance-restricted shares that do not vest according to this schedule will be forfeited. In the event that we undergo a change of control, as defined in the agreement, then any issued but unvested portion of the restricted stock grants held by Mr. L. Dickey will become immediately and fully vested. In addition, upon such a change of control, we will issue Mr. L. Dickey a predetermined award of shares of Class A Common Stock, such number of shares decreasing by 70,000 shares upon each of the first five anniversaries of the date of the agreement (currently 220,000 shares). Mr. L. Dickey may not transfer any restricted shares, except to us, until they vest. In addition to the specified grants of restricted stock, Mr. L. Dickey remains eligible for the grant of stock options or other equity incentives as determined by the Compensation Committee.

As an inducement to entering into the agreement, the agreement provided for a signing bonus grant of 685,000 deferred shares of Class A Common Stock, issued on December 20, 2007. The agreement also provides that, should Mr. L. Dickey resign his employment or we terminate his employment, in each case other than under certain permissible circumstances, Mr. L. Dickey shall pay to the Company, in cash, a predetermined amount (such amount decreasing by $1.0 million on each of the first six anniversaries of the date of the agreement; $3.5 million currently). This payment is automatically waived upon a change of control.

Mr. L. Dickey’s agreement further provides that in the event we terminate his employment without “cause,” or if he terminates his employment for “good reason” (as these terms are defined in the agreement), then we must pay an amount equal to two times his annual base salary then in effect, payable in four equal quarterly installments. We must also pay to Mr. L. Dickey a lump-sum amount equal to the sum of (A) his earned but unpaid base salary through the date of termination, (B) any earned but unpaid annual bonus for any completed fiscal year, and (C) any unreimbursed business expenses or other amounts due from us as of the date of termination. Finally, we must pay to Mr. L. Dickey, upon the final preparation of our audited financial statements for the year of termination, a prorated bonus to reflect the partial year of service.

In the event Mr. L. Dickey voluntarily terminates his employment for good reason, he will forfeit all unvested time-vested restricted shares and performance restricted shares. In the event we terminate Mr. L. Dickey’s employment without cause, 50% of any unvested time-vested restricted shares and performance restricted shares will become immediately and fully vested, and the remaining 50% of any time-vested restricted shares and performance restricted shares will be forfeited. However, if we terminate his employment without cause within six months prior to a change-in-control, then 100% of any issued but unvested restricted shares will become immediately and fully vested.

In the event Mr. L. Dickey’s employment is terminated with cause, or if he terminates his employment without good reason, then we are obligated to pay him only for compensation, bonus payments or unreimbursed expenses that were accrued but unpaid through the date of termination or resignation. Further, Mr. L. Dickey will forfeit all unvested restricted shares.

Jon G. Pinch serves as our Executive Vice President and Co-Chief Operating Officer. Under the terms of his Employment Agreement, dated December 1, 2000, he was entitled to receive an initial annual base salary of $425,000, subject to merit increases, as the Compensation Committee deems appropriate. The agreement provides that Mr. Pinch may receive an annual bonus of up to $200,000, based upon the achievement of Board-approved budgeted revenue and cash flow targets as adjusted by our Chief Executive Officer and the Compensation Committee in their collective discretion. Mr. Pinch’s employment agreement had a three-year term, which expired on December 1, 2003, and since that date has been automatically renewed for successive one-year periods.

Mr. Pinch’s employment agreement also provides that in the event we terminate his employment without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he shall also receive a severance payment equal to the greater of (1) two-thirds of his aggregate base salary (at the rate in effect at the time of termination), which would remain payable until the expiration of the employment agreement term, or (2) the amount equal to his annual base salary in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination will become exercisable. Finally, in the event that we undergo a change of control, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. Pinch will become immediately exercisable.

John W. Dickey serves as our Executive Vice President and Co-Chief Operating Officer. Under the terms of Mr. J. Dickey’s Employment Agreement, dated January 1, 2001, he was entitled to receive an annual base salary of $375,000 for 2001. Such base salary since been subject to merit increases, as the Compensation Committee has deemed appropriate. The agreement provides that Mr. J. Dickey may receive a bonus of up to 50% of his base salary, half of which is based upon the achievement of Board-approved budgeted revenue and cash flow targets, and half of which is based upon the collective discretion of our Chief Executive Officer and the Compensation Committee. The initial term of Mr. J. Dickey’s employment agreement expired on January 1, 2003, and since that date has been automatically renewed for successive one-year periods.

Mr. J. Dickey’s agreement also provides that in the event we terminate his employment without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he shall also receive a severance payment equal to the greater of (1) two-thirds of the aggregate base salary payments (at the rate in effect at the time of termination) that would remain payable until the expiration of the employment agreement term, or (2) the amount equal to his annual base salary in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination will become exercisable. Finally, in the event we undergo a change of control, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. J. Dickey will become immediately exercisable.

On December 31, 2008, we entered into amendments to the above-described employment agreements for the purpose of ensuring the compliance of such employment agreements with section 409A of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

During 2009, Eric P. Robison (Chairman), Ralph B. Everett, Robert H. Sheridan, III, none of whom is one of our officers or employees, were members of the Compensation Committee of our Board, which determines, or makes recommendations with respect to, compensation matters for our executive officers. None of the Compensation Committee members serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board offers this report regarding the Company’s audited financial statements contained in its annual report on Form 10-K for the year ended December 31, 2009, and regarding certain matters with respect to PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009. This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the SEC by the Company, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC.

The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP, its independent registered public accounting firm for the fiscal year ended December 31, 2009, the Company’s audited financial statements contained in its annual report on Form 10-K for the year ended December 31, 2009. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee has also considered whether the provision of certain non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors:

Robert H. Sheridan, III, Chairman
Ralph B. Everett
Eric P. Robison

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board recognizes that related person transactions present a heightened risk of conflicts of interest. The Audit Committee has been delegated the authority to review and approve all related party transactions involving directors or executive officers of the Company. Generally, a “related person transaction” is a transaction in which we are a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. “Related persons” include (a) our executive officers, directors, and holders of more than 5% of our common stock, and any of their immediate family members.

Under the policy, when management becomes aware of a related person transaction, management reports the transaction to the Audit Committee and requests approval or ratification of the transaction. Generally, the Audit Committee will approve only related party transactions that are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person. The Audit Committee will report to the full Board all related person transactions presented to it.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics, referred to as our Code of Ethics, that applies to all of our employees, executive officers and directors and meets the requirements of the rules of the SEC and the NASDAQ Rules. The Code of Ethics is available on our website, www.cumulus.com, or can be obtained without charge by written request to Richard S. Denning, Corporate Secretary, at our principal executive offices. If we make any substantive amendments to this Code of Ethics, or if our Board grants any waiver, including any implicit waiver, from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person to whom the waiver was granted and the date of the waiver in a current report on Form 8-K.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

In accordance with the rules of the Securities and Exchange Commission, if you wish to submit a proposal to be brought before the 2011 annual meeting of stockholders, we must receive your proposal by not later than December 6, 2010, in order to be included in our proxy materials relating to that meeting. Stockholder proposals must be accompanied by certain information concerning the proposal and the stockholder submitting it. Proposals should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

In addition, in accordance with our bylaws, for any proposal to be submitted by a stockholder for a vote at the 2011 annual meeting of stockholders, whether or not submitted for inclusion in our proxy statement, we must receive advance notice of such proposal not later than February 4, 2011. The proxy to be solicited on behalf of our Board for the 2011 annual meeting of stockholders may confer discretionary authority to vote on any such proposal received after that date.

FORM OF PROXY CARD
PROXY—CUMULUS MEDIA INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Lewis W. Dickey, Jr., Joseph P. Hannan and Richard S. Denning, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of Cumulus Media Inc. held of record by the undersigned on March 12, 2010, at the Annual Meeting of Stockholders of Cumulus Media Inc. to be held on May 5, 2010, and at any and all adjournments or postponements thereof.
MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSALS 1 AND 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
Please vote, sign, date and return the proxy card promptly using the enclosed envelope.
(Continued, and to be signed, on the other side)

Annual Meeting Proxy Card
A. Proposals—The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.
1.	Election of Directors

01 – Ralph B. Everett	☐ For	☐ Withhold

02 – Eric P. Robison	☐ For	☐ Withhold
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010:

☐ For	☐ Against	☐ Abstain
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
B. Non-Voting Items
Change of Address—Please print new address below.

C. Authorized Signatures–This section must be completed for your vote to be counted.–Date and Sign Below Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.

Date (mm/dd/yyyy) – Please print date below.

Signature 1 – Please keep signature within the box.

Signature 2 – Please keep signature within the box.